Exhibit 4.6

SHARE SUBSCRIPTION AGREEMENT

concerning

3,035,000 Ordinary Shares in

HOME INNS AND HOTELS MANAGEMENT

(HONG KONG) LIMITED

Boughton Peterson Yang Anderson

4009 Gloucester Tower, The Landmark

11 Pedder Street, Central

Hong Kong

Tel: 2877 3088

Fax: 2525 1099

Our Ref.: 801800-5

SCHEDULE 1	PARTICULARS OF THE COMPANY

SCHEDULE 2	FORM OF APPLICATION FOR SHARES

SCHEDULE 3	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

THIS AGREEMENT is made on the 15th day of September 2004

BETWEEN

(1)	TOP STERLING INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Subscriber”); and

(2)

HOME INNS AND HOTELS MANAGEMENT (HONG KONG) LIMITED, a company incorporated in Hong Kong with its registered office at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Company”).

WHEREAS

(A)	The Company is a company incorporated in Hong Kong with limited liability. As at the date of this Agreement, the Company has an authorised capital of HK$1,000,000.00 divided into 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each. Particulars of the Company as at the date hereof are set out in Part A of Schedule 1.

(B)	The Subscriber, a shareholder of the Company, has agreed to subscribe for an additional 3,035,000 Ordinary Shares of the Company (the “Subscription Shares”) and the Company has agreed to the allotment and issue of the Subscription Shares to the Subscriber upon and subject to the terms and conditions hereof. Particulars of the Company immediately after the subscription of the Subscription Shares are set out in Part B of Schedule 1.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Business Day”	a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Company’s Warranties”	the representations and warranties as set out in Clause 4 of this Agreement and in Schedule 3;

“Completion”	completion of the subscription, allotment and issuance of the Subscription Shares in accordance with the provisions in Clause 3;

“Completion Date”	15 September 2004, or such other date as may be agreed by the parties in writing;

“Confidential Information”	has the meaning specified in Clause 10.1;

“Disclosing Party”	has the meaning specified in Clause 10.2;

“Hong Kong”	The Hong Kong Special Administrative Region of the PRC;

“Memorandum and Articles”	the memorandum and articles of association of the Company as amended from time to time;

“Non-Disclosing Party”	has the meaning specified in Clause 8.2;

“Ordinary Shares”	the ordinary shares of par value HK$0.005 each in the capital of the Company;

“PRC”	the People’s Republic of China;

“Preference Shares”	the Series A Preference Shares and the Series B Preference Shares;

“Series A Conversion Price”	has the meaning specified in the Memorandum and Articles;

“Series B Conversion Price”	has the meaning specified in the Memorandum and Articles;

“Series A Preference Shares”	the series A preference shares of par value of HK$0.005 each in the capital of the Company;

“Series B Preference Shares”	the series B preference shares of par value of HK$0.005 each in the capital of the Company;

“Shareholders”	the shareholders of the Company;

“Shareholders Agreement”	The Shareholders Agreement dated 1st December 2003 entered into between the Company and the Shareholders;

“Subscription Price”	US$0.3425, being the subscription price for each of the Subscription Shares;

“Subscription Shares”	3,035,000 Ordinary Shares of the Company to be issued and allotted to the Subscriber pursuant to the terms and conditions of this Agreement;

“Subscriber’s Warranties”	the representations and warranties as set out in Clause 5 of this Agreement;

“Total Subscription Price”	US$1,039,487.50, being the total Subscription Price for all Subscription Shares; and

“US$”	United States dollars, the lawful currency of the United States of America.

1.2	In this Agreement:

(a)	references to Recitals, Clauses, Sub-clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The Recitals and the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

2.	AGREEMENT TO SUBSCRIBE

2.1	On and subject to the terms of this Agreement, the Subscriber shall subscribe for the Subscription Shares in cash at the Subscription Price, totalling One Million Thirty Nine Thousand Four Hundred Eighty-Seven United States Dollars and Fifty Cents (US$1,039,487.50), and the Company shall validly allot and issue the Subscription Shares to the Subscriber on Completion, which shall be issued and allotted as fully paid and shall rank pari passu in all respects with the existing Ordinary Shares in issue as at the Completion Date with the rights and obligations as set out in the Memorandum and Articles.

2.2	The Total Subscription Price for the Subscription Shares shall be paid by the Subscriber in full at Completion in the manner as set out in Clause 3.

3.	COMPLETION

3.1	Completion shall take place on the Completion Date at office of Boughton Peterson Yang Anderson of 4009 Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong or at such other place and time as the Company and the Subscriber may agree in writing when all of the following matters shall be transacted:

(a)	The Subscriber shall deliver to the Company a letter applying for the Subscription Shares at the Subscription Price signed by the Subscriber substantially in the form of Schedule 2;

(b)	The Subscriber shall pay the Total Subscription Price for the Subscription Shares to the Company in accordance with the provisions herein by depositing the Total Subscription Price in immediately available funds to the bank account designated by the Company or by banker’s draft on or prior to the Completion Date;

(c)	Subject to the Subscriber having paid the Total Subscription Price, the Company shall:

(i)	allot and issue to the Subscriber, as fully paid, the Subscription Shares free from all charges, liens, encumbrances, equities or other third party rights, claims or interests, and shall procure the registration of the Subscriber as holder of the Subscription Shares in the register of members of the Company; and

(ii)	deliver to the Subscriber share certificate(s) issued in the name of the Subscriber for the Subscription Shares;

(d)	The Company shall deliver to the Subscriber:

(i)	a copy of the board resolutions of the Company approving and authorising the execution and performance of this Agreement, the allotment and issue of the Subscription Shares to the Subscriber in accordance with the terms of this Agreement and the delivery of share certificate(s) of the Subscription Shares to the Subscriber; and

(ii)	a copy of the shareholders resolutions of the Company approving the subscription of the Subscription Shares and waiver by the holders of the Preference Shares to an adjustment to the applicable Series A Conversion Price or Series B Conversion Price (as specified in the Memorandum and Articles); and

(e)	The Subscriber shall deliver to the Company a certified true copy of its board resolutions for the approval and authorisation of the execution and performance of this Agreement.

3.2	The Company shall not be obliged to complete this Agreement unless the Subscriber shall have fully complied with all of its requirements in Clause 3.1(a), (b) and (e).

3.3	In the event that Completion has not taken place on the Completion Date (or at such later date as may be agreed in writing by the Company and the Subscriber) as a result of the sole default on the part of the Subscriber, the Company shall by written notice to the Subscriber terminate this Agreement provided that any right or obligation of any party against or towards any of the other parties accrued or arising under this Agreement prior to or as a result of such termination shall survive such termination.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

4.1	In consideration of the Subscriber entering into this Agreement, the Company hereby agrees to provide the warranties, covenants, and undertakings as hereinafter stated.

4.2	Notwithstanding any investigations or enquiries by or on behalf of the Subscriber and notwithstanding anything which is or which ought to be within the knowledge of the Subscriber, the Company represents, warrants and undertakes to the Subscriber (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 3 and acknowledges that the Subscriber in entering into this Agreement is relying on such representations, warranties and undertakings.

4.3	The Company undertakes with the Subscriber to ensure that the Company’s Warranties will not be breached and will at all times be true, complete and accurate in all material respects on the basis that they were deemed to be repeated at any time up to and including Completion and on the basis that a reference to such time is substituted for any express or implied reference to the date of this Agreement and the Company’s Warranties shall be deemed to be given by the Company at such time as well as at the time of this Agreement accordingly.

4.4	The Company shall forthwith notify the Subscriber upon becoming aware of any event which may cause any of the Company’s Warranties to be incorrect, misleading or breached in a material respect or which may have any material adverse effect on the assets or liabilities of the Company.

4.5	The rights conferred upon the Subscriber by the provisions of this Clause 4 are additional to and do not prejudice any other rights the Subscriber may have, and failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

4.6	Each of the Company’s Warranties shall be construed as a separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other of the Company’s Warranties.

4.7	The exceptions as set fourth in the Schedule of Exceptions in the Share Purchase Agreement shall be exceptions to the Company’s Warranties as if the same is repeated herein.

4.8	The Subscriber shall not be entitled to any remedy or compensation in respect of the breach of any of the Company’s Warranties which should have been revealed, known or discovered by proper due diligence review or investigation made by or on behalf or the Subscriber into the affairs of the Company.

5.	REPESENTATIONS AND WARRANTIES BY THE SUBSCRIBER

5.1	The Subscriber hereby represents and warrants to the Company that:

(a)	The Subscriber is a corporation duly incorporated, validly existing and in good standing under the laws of British Virgin Islands and has legal capacity to execute, deliver and perform this Agreement;

(b)	The Subscriber has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on its part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to Completion. Upon execution and delivery, this Agreement will be a valid and binding obligation of the Subscriber, enforceable in accordance with their respective terms;

(c)	In subscribing for the Subscription Shares, the Subscriber will not be in breach of any applicable laws, including those relating to money laundering or proceeds of crime in any applicable jurisdiction;

(d)	In formulating a decision to invest in the Company and evaluating the suitability of an investment in the Subscription Shares, the Subscriber has not relied or acted on the basis of any representations or other information (whether oral or written) purported to be given on behalf of the Company except as set forth herein;

(e)	The Subscription Shares being subscribed by it are being acquired for its own account for the purpose of investment and not for speculation; and

(f)	The representations, warranties, agreements, understandings and acknowledgments made by the Subscriber in this Agreement shall survive the subscription of the Subscription Shares by the Subscriber.

5.2	Each of the Subscriber’s Warranties is without prejudice to any other of the Subscriber’s Warranties and no provision contained in this Agreement shall govern or limit the extent or application of any other of the Subscriber’s Warranties.

6.	REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES

6.1	Each party (a) represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

6.2	The Company shall not be liable for any breach of the Company’s Warranties:

(a)	to the extent it arises as a result of legislation which comes into force after the Completion Date and which is retrospective in effect; or

(b)	which, being a liability in respect of taxation, arises by reason of an increase in the rates of taxation made after the Completion Date with retrospective effect.

7.	SEVERABILITY

7.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

8.	ENTIRE AGREEMENT

8.1	This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

9.	TIME OF ESSENCE, REMEDIES AND WAIVERS

9.1	Time shall be of the essence of this Agreement.

9.2	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it.

9.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.	PUBLIC ANNOUNCEMENTS

10.1	This Agreement, the Deed of Release and Waiver, the Supplemental Agreement and the other agreements and contracts executed disclosed incidental to this Agreement, including their existence, and the identity, details and particulars of the other shareholders of the Company (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any person not being a party hereto except with the prior written consent of the other party or otherwise in accordance with the provisions of this Clause 10.

10.2	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of the Confidential Information or any part thereof in contravention of the provisions of this Clause 10, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Party”) with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

10.3	Nothing in this Clause 10 shall apply to any part of the Confidential Information which comes into the public domain for any reason except the failure of any party to comply with this Clause 10.

10.4	The provisions of this Clause 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10.5	Nothing in this Clause 10 shall prevent the parties from disclosing the Confidential Information to its professional advisors for the purpose of obtaining or seeking professional advise or services provided that such advisors shall observe the duty of confidentiality herein.

11.	ASSIGNMENT AND COUNTERPARTS

11.1	This Agreement shall be binding on and enure to the benefit of the parties hereto and their respective successors.

11.2	No party hereto may assign or transfer any of its rights or obligations under this Agreement.

11.3	This Agreement may be entered into by any party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the parties hereto.

12.	NOTICES AND OTHER COMMUNICATION

12.1	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each party are set out in Clause 12.2 against their respective names. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by post or delivered by courier, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

12.2	Subscriber: Top Sterling International Limited

 Room 2001, 20th Floor,

 The Centrium, 60 Wyndham Street,

 Central,

 Hong Kong

 Fax Number: (852) 2169 0919

 Attn.: Neil Shen

Company: Home Inns & Hotels Management (Hong Kong) Limited

      Room 2001, 20th Floor,

      The Centrium, 60 Wyndham Street,

      Central,

      Hong Kong

      Fax Number: (852) 2169 0919

      Attn.: Neil Shen

13.	FURTHER ASSURANCE

13.1	Each of the parties shall at its own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

14.	COSTS AND EXPENSES

14.1	Each party shall bear its own costs and expenses (including legal expenses) in respect of the negotiation, preparation, execution and carrying into effect of this Agreement, the Deed of Release and Waiver and other agreements and contracts incidental to this Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties agree to submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SUBSCRIBER

SIGNED by	)
Print Name	)
)
for and on behalf of	)
TOP STERLING	)
INTERNATIONAL LIMITED	)	/s/
in the presence of:-)
)
Witness’ signature :	)
)
Witness’ name :	)
)
Witness’ address :	)
)
Witness’ occupation :	)
SIGNED by	)
Print Name	)
)
for and on behalf of	)
HOME INNS & MANAGEMENTS	)
(HONG KONG) LIMITED	)	/s/
in the presence of:-)
)
Witness’ signature :	)
)
Witness’ name :	)
)
Witness’ address :	)
)
Witness’ occupation :	)

SCHEDULE 1

PART A

PARTICULARS OF THE COMPANY

(as at the date hereof)

1.	Registered Office	:	Room 2001, 20th Floor,
The Centrium, 60 Wyndham Street,
Central, Hong Kong.

2.	Date of Incorporation	:	28 May 2001

3.	Company Number	:	758133

4.	Place of Incorporation	:	Hong Kong

5.	Directors	:	(1) SHEN Nan Peng
(2) JI Qi
(3) ZHANG Su Yang
(4) LIN Eric Ku-Chun
(5) SZE Jerry
(6) MEI Yun Xin
(7) YANG Jian Min
(8) LIANG Jian Zhang

6.	Authorized Share Capital	:	HK$1,000,000.00 consisting of 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each

7.	Issued Share Capital at the date hereof is held as follows:

Name of Shareholders	No. of Ordinary Shares	No. of Series A Preference Shares	No. of Series B Preference Shares
Shen Nan Peng	600,000
Chen Hui	200,000
Ji Qi	800,000
Liang Rixin	400,000
Top Sterling International Limited	9,000,000
Poly Victory Investments Limited	13,219,140
Asiastar IT Fund L.P.		10,775,800	1,511,028
IDG Technology Venture Investments L.P.		6,465,600	906,617
Total	24,219,140	17,241,400	2,417,645

PART B

PARTICULARS OF THE COMPANY

(after the subscription)

1.	Registered Office	:	Room 2001, 20th Floor,
The Centrium, 60 Wyndham Street,
Central, Hong Kong.

2.	Date of Incorporation	:	28 May 2001

3.	Company Number	:	758133

4.	Place of Incorporation	:	Hong Kong
5.	Directors	:	(1) SHEN Nan Peng
(2) JI Qi
(3) ZHANG Su Yang
(4) LIN Eric Ku-Chun
(5) SZE Jerry
(9) MEI YUN XIN
(10) YANG JIAN MIN
(11) LIANG JIAN ZHANG
6.	Authorized Share Capital	:	HK$1,000,000.00 consisting of 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each
7.	Issued Share Capital after the subscription heein is held as follows:

Name of Shareholders	No. of Ordinary Shares	No. of Series A Preference Shares	No. of Series B Preference Shares
Shen Nan Peng	600,000
Chen Hui	200,000
Ji Qi	800,000
Liang Rixin	400,000
Top Sterling International Limited	12,035,000
Poly Victory Investments Ltd.	13,219,140
Asiastar IT Fund L.P.		10,775,800	1,511,028
IDG Technology Venture Investments L.P.		6,465,600	906,617
Total	27,254,140	17,241,400	2,417,645

SCHEDULE 2

FORM OF APPLICATION FOR SHARES

Company No. : 758133

Date :

The Directors

Home Inns & Hotels Management (Hong Kong) Limited

Room 2001, 20th Floor, The Centrium,

60 Wyndham Street,

Central,

Hong Kong

Dear Sir/Madam,

APPLICATION FOR ORDINARY SHARES

We, Top Sterling International Limited of P.O. Box 957, Offshoure Incorporations Centre, Road Town, Tortola, British Virgin Islands hereby apply for and request you to allot the following shares in the capital of your Company to us.

We understand that the shares will be allotted and issued to us at a consideration of US$0.3425 per share.

Class of Shares	No. of Shares Applied for
Ordinary Shares	3,035,000

If our application is accepted, we agree to take the said shares subject to the New Memorandum & Articles of Association of the Company and the Shareholders Agreement dated as of 1 December 2003 and we authorise you to enter our name in the Register of Members as the holder of the said shares.

Yours faithfully,

TOP STERLING INTERNATIONAL LIMITED

By:
Name:
Title:

SCHEDULE 3

Representations, Warranties and Undertakings of the Company

Save as disclosed :-

1.	Corporate matters

1.1	Directors

None of the directors of the Company who have resigned from their respective directorships or other offices in the Company prior to the execution of this Agreement have or shall have any claim against the Company for compensation for loss of office or otherwise.

1.2	Options over the Company’s capital

Save as disclosed in the Memorandum and Articles of Association and Clause 3.2(c) of the Share Purchase Agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share, interest or loan capital of the Company (including any option or right of pre-emption or conversion).

1.3	New issues of capital

Save and except for this Agreement, no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Management Accounts Date.

1.4	Documents filed

(1)	all returns, particulars, resolutions and documents required by the Companies Ordinance or any other legislations to be filed with the Registrar of Companies or any other authority in Hong Kong, the PRC or elsewhere in respect of the Company have been duly filed and were correct; and due compliance has been made with all the provisions of the Companies Ordinance and other legal requirements in Hong Kong, the PRC or elsewhere in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

(2)	No charges have been created by the Company.

1.5	The Shares

The Subscription Shares are and will at Completion be, free from all liens, charges, encumbrances and third party rights whatsoever and the Company are and will at Completion be entitled to and able to procure the allotment of the Shares on the terms of this Agreement without the consent of any third party. The Company has not exercised any lien over any of its shares and there is outstanding no call on any of its shares.

1.6	Other corporate matters

(1)	The Company is duly incorporated or established and validly existing under the laws of its place of incorporation or establishment, and the amount and particulars of its share capital and other particulars set out in recital are be true and accurate.

(2)	The Company has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, its has taken no steps to enter into liquidation and no petition has been presented for winding up of the Company and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

(3)	This Agreement constitutes legally valid and binding obligations on the Company enforceable against it in accordance with the terms of this Agreement.

(4)	The Company has applied for/been granted all licences, permits, consents to carry out its business in the relevant jurisdiction and all licences and consents are valid and subsisting and the Directors are not aware of any circumstances which may lead to a revocation or suspension (on temporary or permanent basis) of such licences and consents.

1.7	Effect of allotment of Shares

Neither the execution of this Agreement nor the compliance with the terms of this Agreement does and/or will conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association or other corresponding constitutional documents of the Company or any encumbrances, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject.

1.8	General

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ injunction or decree of any court, administrative agency or governmental body affecting the Company.